January 18, 2015

Mr. Stephen Riffee
2410 Stryker Avenue
Vienna, VA 22181

Dear Steve:

This letter is written on behalf of Washington Real Estate Investment Trust (Washington REIT) and will confirm our verbal offer to you to join us as Executive Vice President and Chief Financial Officer elect, on February 17, 2015. Immediately following the filing of the 2014 SEC Form 10-K, the Board of Trustees will formally confirm your appointment as CFO. In this position, you will report to Mr. Paul McDermott, President and Chief Executive Officer.

Below is an outline of the terms and conditions of your employment compensation and benefits Washington REIT will provide to you:

Base Salary - You will earn $400,000 per year, if annualized.

Incentive Compensation -

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Short-Term Incentive Plan - You will be eligible to participate in Washington REIT’s Short-Term Incentive Plan (STIP) at the EVP level for a full-year of performance in 2015 in accordance with the terms of the STIP as they may be amended by the Board for all participating employees generally from time-to-time. Currently, the measured performance metrics in the STIP are core funds from operations per share, core funds available for distribution per share and same store net operating income growth (each weighted 25%) and individual performance goals (weighted 25%). The CEO will consult with you each year concerning the establishment of individual performance goals. An award under the STIP is expressed as a multiple of Base Salary. Your target level STIP is 175% of Base Salary. An award under the STIP is paid 50% in cash and 50% in restricted shares. The shares will vest in one third (1/3) annual installments over a three (3) year period while you remain employed.

Rolling Three-Year Long-Term Incentive Plan- You will be eligible to participate in Washington REIT’s Long-Term Incentive Plan (LTIP) at the EVP level as if you were a participant at the beginning of the performance period (January 1, 2015) in accordance with the terms of the LTIP as they may be amended by the Board for all participating employees generally from time-to-time. The measured performance metric in the LTIP is 100% total shareholder return (CAGR) (50% absolute TSR and 50% relative TSR). It is a rolling three-year plan with the opportunity to re-set TSR goals annually. An Award under the LTIP is expressed as a multiple of Base Salary. Your target annualized percentage is 95% of Base Salary. The LTIP is based on performance during a multi-year performance period. If awarded, 50% of the shares will be issued on an unrestricted basis by no later than the fifteenth (15th) day of the third month following the end of the performance period. The remaining 50% of the shares will be restricted and vest one year after the end of the performance period.

Mr. Stephen Riffee
January 18, 2015

•	As noted above, the Board may amend the plans for participating employees generally from time-to-time. Refer to Plan Summaries for further details.

Non-Standard Compensation - You will be awarded $150,000 in restricted stock units (RSU’s) as a ‘signing bonus.” The RSU’s will vest on a pro-rata basis over 3 years from grant date.

Clawback Policy - All incentive-based compensation granted to you during your employment will be subject to the Clawback Policy of Washington REIT adopted by the Board, as it may be amended for all employees generally from time-to-time.

Supplemental Executive Retirement Plan (SERP) - You are eligible to participate in the SERP Plan on March 1, 2015. The purpose of the SERP is to provide officers with financial security in exchange for a career commitment. The SERP is designed such that at age 65, you could be expected to have an accumulation (under certain assumptions) that is approximately equal to the present value of a life annuity sufficient to “replace” 40% of your final three-year average salary. If your years of service as an officer at age 65 are less than 20 years, a pro-rata reduction is applied to the 40% target. Further details will be provided upon employment.

Change in Control Agreement - On the day that you join Washington REIT, you will execute our standard form of Change of Control Agreement for EVP-level officers.  A description of this agreement and the benefits provided thereby (including salary continuation for 24 months) is set forth in our Proxy Statement.

Vacation - You will receive four weeks of vacation annually, starting in 2015.

Sick - Your sick leave will accrue based on your hours worked up to 9 days per year.

Medical, Dental and Vision Insurance - You will be eligible to participate in the company’s medical insurance plan on the first of the month following your date of hire. Premiums for this insurance are based on the level of coverage you elect and are automatically deducted from your paycheck on a pre-tax basis.

Executive Physical - Annually the Company provides for an Executive Physical through INOVA Fairfax.

Flexible Spending Accounts - You may participate in the company’s medical and dependent care spending accounts. You would become eligible to participate on the first of the month following 90 days of continuous service. These accounts allow you to put aside up to $2,500.00 towards out of pocket medical expenses and/or up to $5,000.00 toward dependent care expenses on a pre-tax basis.

Life & AD&D Insurance - You will be eligible to participate in the life insurance plan on the first of the month after you have completed 90 days of continuous service. The company will pay the premium for the individual coverage equal to 150% of your base annual salary to a maximum of $500,000.

Long-Term Disability Insurance - You will be eligible to participate in the company’s long-term disability plan on the first of the month after you have completed 90 days of continuous service. The company will pay the premiums for your long- term disability.

Mr. Stephen Riffee
January 18, 2015

Retirement Savings Plan (401k) - On the first of the month following your date of hire, the plan allows you to contribute up to the maximum annual limit imposed by the IRS, which is $18,000.00 for 2015 through automatic payroll deductions on a before-tax basis. Following completion of 6 months of service, for which you have worked at least 500 hours, the company will match 100% of your contribution up to a maximum of the lesser of $7,950.00 or 3% of your salary.

Automobile - You are entitled to an annual automobile allowance of $6,100.

Short-Term Disability Insurance - You will be eligible to participate in the company short-term disability plan on the 1st of the month following your date of hire.  Premiums are employee paid, and are based on age and the level of coverage you elect.  Premiums are automatically deducted from your paycheck on an after-tax basis.

In the event that it becomes necessary to change any of the above benefit plans, compensation packages, or standard operating procedures, such changes will apply to you as they do to other Washington REIT employees.

Washington REIT is required to verify the employment eligibility of every new employee. Therefore, should you accept this position, please bring documents to verify eligibility to work in the United States as identified on the enclosed I-9 Form.

This letter constitutes the entire agreement between you and Washington REIT, and it supersedes all prior agreements and understandings between you and the company as to the matters outlined in this letter.

Please confirm your agreement and acceptance of the above terms and conditions of this offer by signing and dating the enclosed copy of this letter. All positions at Washington REIT are at-will and can be terminated, with or without cause or notice at any time, at the option of Washington REIT or the employee.

We look forward to having you join us as a member of the Washington REIT Team. A member of the Human Resources Staff will conduct your orientation the week of your start date. If you should have any questions, please feel free to contact me at (202) 774-3201.

Sincerely,

/s/ Paul T. McDermott
Paul T. McDermott
President and Chief Executive Officer
. . . . . . . . . . . . . . . . . .

I HAVE READ AND ACCEPT THE FOREGOING TERMS AND CONDITIONS OF THIS OFFER OF EMPLOYMENT:

NAME:	/s/ Stephen E. Riffee	DATE:	January 19, 2015